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                                                                   Exhibit 10.17

                             PROCESSING AGREEMENT

This Agreement, dated August 29, 1996, between The Mail Box, Inc. with its principal place of business at 3700 Pipestone Rd., Dallas, TX 75212 ("The Mail Box") and VarTec Telecom, Inc., with its principal place of business at 3200 W. Pleasant Run Rd., Lancaster, TX 75146 ("VarTec" or "Customer"), shall set forth the terms and conditions pursuant to which Mail Box and VarTec will conduct their business together.

1. Pricing - Pricing for services shall be provided to VarTec in writing and approved by a Vice-President of VarTec prior to performance of the service by The Mail Box.

2. Cancellation - Orders may be canceled by the Customer at any time by notice in writing with the understanding that The Mail Box will be compensated for any goods provided or services performed prior to cancellation.

3.   Postage - To be provided by Customer.

4. Order Processing - The Mail Box shall process an order only upon written authorization of a Vice-President of VarTec.

5. Acceptance of Order - The Customer agrees that The Mail Box may refuse at any time to mail any copy, photographs or illustrations of any kind that in The Mail Box's sole judgment believes is an invasion of privacy, is degrading, libelous, unlawful, profane, obscene, pornographic, tends to ridicule or embarrass, or is in bad taste.

     The Customer also agrees to defend and hold The Mail Box harmless in any suit or court action brought against The Mail Box for alleged damages and costs, which is an infringement on a trademark, trade name, service mark, or copyright belonging to others, in a suit or court action brought against The Mail Box for actions of the Customer's employees which may occur as a result of mailing.

6. Mailing List - The Mail Box may furnish the Customer resident or name mailing lists, on a one time usage basis, the accuracy of which shall be pursuant to industry standards.

     The Customer may from time to time, furnish a mailing list to The Mail Box for billing or other purposes. In such cases, the mailing list is the exclusive property of the Customer and shall be used only at the Customer's instructions and shall not be made available to 3rd parties. The Mail Box assumes responsibility for the confidentiality of the mailing list while in The Mail Box's possession and thereafter, pursuant to the Confidentiality Agreement hereinafter referred to while The Mail Box's possession and thereafter, pursuant to the Confidentiality Agreement hereinafter referred to in Section 12.

7.   Materials -
A. The Mail Box assumes in all quotations that all Customer provided material will permit efficient handling on automated equipment by meeting The Mail Box's published specifications. The Mail Box shall notify Customer within 48 hours of discovering deficiency, if materials furnished by Customer are not within The Mail Box's specifications. Upon said notification, Customer will have the option of electing to replace the materials or receive pricing subject to special rates. If Customer elects to receive special rates, prior written approval will be obtained from a Vice-President of VarTec before proceeding with work and a new delivery schedule may result.

B. Every effort will be made to handle Customer's material with frugality and to prevent undue spoilage. The Mail Box will be responsible for shortages of Customer's materials, occurring during processing, in excess of industry standards.

C.   Inventory of Customer's Material:

     i. The Mail Box will receive materials from Customer's printers, inspecting said materials as to quantity received and condition of material. The Mail Box will report to Customer quantities received and provide copies of shippers packing slip. Any discrepancies in quantities received or damage to material will be reported to Customer. Shipper and Customer's Printer within twenty-four (24) hours of receipt of material.

     ii. Customer's material will be held and stored by The Mail Box. The Mail Box will maintain correct inventory records by item and will clearly mark skids and cartons with item numbers and quantities. The Mail Box will provide copies of the inventory records to Customer and will make itself available to Customer for periodic inventory counts. All inventory shortages and safekeeping will be the responsibility of The Mail Box.

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     iii. The Mail Box will include, in the inventory records, all transfer of
          Customer's material to production, transfers of completed product from production to inventory and delivery of materials to shippers or the U.S. Postal Service. Supporting documentation of these activities will be provided to Customer in a timely manner.

8. Insurance - All stock and materials belonging to Customer shall be stored by The Mail Box. Such storage shall be kept safe from fire, flood, theft and other customary protection. The Mail Box shall provide sufficient insurance coverage for loss. Customer shall have access to all material in storage facilities and may remove said materials at Customer's discretion. As is customary, The Mail Box shall provide adequate insurance coverage to protect Customer from loss on all materials in the process of being prepared for mailing. The Mail Box agrees to provide Customer with proof of insurance and proof that Customer is named as loss payee on said policy(ies).

9. Inserting Sequence - Effort will be made to insert material in the sequence and facing the direction the Customer requests, but quoted prices assume the most advantageous production speeds and specified sequence of mailing may result in additional charges being billed.

10. Overages - The Customer must advise The Mail Box, in advance of the job, the disposition of overs. Overs may be returned to the Customer, stored, or destroyed. Storage and delivery charges will be added when applicable, and material will be automatically destroyed after 30 days, unless prior arrangements are made.

11. Delivery Schedules - The Mail Box will make every effort to meet scheduled delivery and mailing dates, but accepts liability for failure to meet any requested delivery dates, unless the Customer fails to meet the agreed upon schedule for list ordering, printing deliveries or postage.

     In order for The Mail Box to achieve VarTec's goal of mailing a certain quantity of pieces per week based on VarTec's mailing schedule, VarTec is responsible for ensuring that all printing materials necessary for the completion of a specific mail drop are available by Day 12 of VarTec's production schedule. The Mail Box will hold equipment open and available to process VarTec's mail pieces of at least 1,600,000 pieces of mail per day.

     Any requested deviation from the VarTec Production Schedule may alter the completion date by a greater degree than the actual elapsed time the material is late.

     The Mail Box has no control over U.S. Postal Service delivery schedules and cannot guarantee when mail deposited will be delivered by Postal Service. However, in-home bag tags will be utilized and every effort will be made to ensure that posted postal standards are met.

     All orders are accepted contingent to fire, accident, acts of God, mechanical breakdowns or other causes beyond The Mail Box's control.

12. Indemnification - The parties hereto irrevocably covenants, provides and agrees to indemnify each other and to hold each other harmless from and against any and all losses, claims, expenses, suits, damages, costs, demands or liabilities, joint or several, of whatever kind or nature which they may become subject arising out of or relating in any way to subject of this Agreement, including but not limited to in each case attorneys' fees, costs and expenses actually incurred in defending against or enforcing such losses, claims, expenses, suits, damages, or liabilities.

13. Confidentiality - The Mail Box agrees that it will not disclose or use any information provided to it by VarTec pursuant to this Agreement except in the performance of its obligations under this Agreement. The parties have previously entered into a Confidentiality Agreement dated 9/6/96, governing the disclosure of certain confidential information. The Mail Box and VarTec understand and agree that nothing contained in this Section supersedes or replaces any term or provision of the Confidentiality Agreement.

14. Errors in Mailing - The Mail Box shall be liable for the materials, labor and postage cost of remailing a corrected job as soon as possible to rectify the error. In no case is The Mail Box liable for loss of business or implied damages.

15. Payment - All services provided the Customer by The Mail Box are due and payable in Dallas, Texas (30) thirty days from receipt of invoice. A 3% discount is allowed for processing services (excludes list, postage, freight) on payments made within (15) fifteen days of receipt of invoice.

16. Reporting - The Mail Box shall report to VarTec via facsimile, within 48 hours of receipt, any discrepancies between stock ordered and stock actually received by The Mail Box. The Mail Box shall furnish weekly reporting to VarTec
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     of all shipments. The Mail Box shall provide VarTec with "On Hold" lists which shall specify which mailers are currently "on hold" pursuant to VarTec's instructions. The Mail Box shall provide VarTec with signed U.S. Postal Service Form 3602 which shall specifically state how many mailers were sent to each market.

17. Survival - The covenants contained in this Agreement which, by their terms require their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

18. Governing Laws - This Agreement shall be construed under the substantive laws of the State of Texas without regard to conflict of law provisions and venue shall be proper only in Dallas County, Texas.

19. Entire Agreement - This Agreement sets forth the entire Agreement of the parties with the respect to the subject matter hereof and may not be amended or supplemented except by a written instrument signed by the party against whom such amendment or supplement is to be enforced.

20. Authority - Each party represents and warrants to the other that it has the necessary power and authority to enter into and perform this Agreement, pursuant to its terms and that the making of this Agreement does not violate the provisions of any other Agreement to which the party is bound.


     For The Mail Box, Inc.            For VarTec Telecom, Inc.



     /s/ Kenneth W. Murphy             /s/ A. Joe Mitchell, Jr.
     ------------------------          --------------------------
     Kenneth W. Murphy                 A. Joe Mitchell, Jr.
     President                         President